                                                                    Exhibit 10.7

                              EMPLOYMENT AGREEMENT
                              --------------------

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 24th day of January, 2000 (the "Effective Date") by Ventiv Health, Inc., a Delaware corporation with its principal place of business at 1114 Avenue of the Americas, New York, NY 10036, (the "Corporation"), and Patrick Fourteau, residing at 160 Prospect Avenue, Guilford, Connecticut 06437 (the "Executive"). The Corporation shall be referred to herein as the "Employer."

      WHEREAS, the parties wish to set forth the terms and conditions upon which the Employer will employ the Executive;

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

      1.    Title; Duties
            -------------

      The Employer hereby employs the Executive, and the Executive hereby accepts employment with the Employer, upon the terms set forth in this Agreement. The Executive's employment with the Employer shall commence on January 24, 2000. The Executive shall serve as President of Ventiv Health United Kingdom and of Ventiv Health Europe during the term of his employment under this Agreement. The Executive shall report directly to the Chief Executive Officer or such other person as may be designated by him, who shall have the authority to direct, control and supervise the activities of the Executive. The Executive shall perform such services consistent with his position as may be assigned to him from time to time by such person.

      2.    Extent of Services
            ------------------

      The Executive agrees to devote his entire business time and attention to the performance of his duties under this Agreement. He shall perform his duties to the best of his ability and shall use his best efforts to further the interests of the Employer. The Executive shall perform his duties primarily out of the Employer's United Kingdom office and will be required to travel as necessary to perform the services required of him under this Agreement. The Executive represents and warrants to the Employer that he is able to enter into this Agreement and that his ability to enter into this Agreement and to fully perform his duties hereunder are not limited to or restricted by any agreements or understandings between the Executive and any other person. For the purposes of this Agreement, the term "person" means any natural person, corporation, partnership, limited liability partnership, limited liability company, or any other entity of any nature.

      3.    Base Salary
            -----------

      The Employer shall pay the Executive a base annualized salary of $270,000
(USD). This salary shall be payable in biweekly installments minus such deductions as may be required by law or reasonably requested by the Executive. The Employer will review the Executive's base salary no less often than annually in conjunction with its regular review of executive salaries.

      4.    Bonus
            -----

      The Executive shall be eligible for a bonus of up to 50% of Base Compensation in each calendar year, based on the Executive's success in reaching performance objectives as determined by the Chief Executive Officer or his designee, the amount of such bonus, if any, to be determined at the discretion of the Employer.

      5.    Term of Employment
            ------------------

      The Executive is an employee "at will" and may be terminated by the Employer at any time with or without cause.

      6.    Stock Options and Restricted Stock
            ----------------------------------

            (a) Stock Options
                -------------

      Employer shall grant The Executive 50,000 nonqualified stock options contingent upon approval by the company Board of Directors. Stock Options will be priced according to the grant date. The Compensation Committee of the Board of Directors of the Employer shall grant such options as soon as practicable after execution of this Agreement and approval of the stock option recommendation by the Employer's Board of Directors.

      The Executive shall be required to enter into a stock option agreement providing for the grant of options, which shall provide that the options shall vest at the rate of twenty-five (25%) per year on each anniversary of the date of grant, such that the stock options shall be fully vested on the fourth anniversary of such date, and provided that the Executive continues to be employed by the Employer on each respective anniversary date.

      The stock options shall be issued under the Employer's stock option plan and subject to the terms of the stock option agreement, which are not inconsistent with this Agreement or the stock option plan.

      The Executive acknowledges and agrees that nothing in this Section 6 changes, alters or modifies the "at will" status of his employment with the Employer.

            (b) Restricted Stock
                ----------------

      The Executive shall also be granted by Employer restricted stock valued at $300,000. (determined in the same manner as determined under 6(a) above) for shares of common stock of Employer.

      The Executive shall enter into a Restricted Stock Agreement which shall provide that such restricted shares shall vest as follows:

                  (1) Twenty-five percent (25%) will vest on the first and each successive anniversary date of the grant date provided the Executive is employed by Employer on each such anniversary date.

      The Restricted Stock Agreement shall also provide that the Executive is precluded from selling, hedging, pledging or otherwise transferring any shares of restricted stock in any manner for a period of four years from the date of the grant.

      7.    Fringe Benefits
            ---------------

            a. The Executive shall be entitled to all U.S. benefits generally available to executive employees of the Employer.

            b. The Executive shall be entitled to three (3) weeks of vacation during each year of employment. Such vacation shall be taken at such times as the Executive and the Chief Executive Officer of the Employer shall agree. The Executive shall be entitled to sick leave and holidays in accordance with the policy of the Employer as to its executive employees. The Executive shall in addition be entitled to such public holidays as are applicable in any country in which the Executive is performing his duties on a full-time basis.

            c. The Employer will reimburse the Employee the full cost of COBRA if the Executive elects to retain his former employer's health plan, until such time that the Executive becomes eligible for the Employer's health plan.

            d. The Executive shall be entitled to receive a company-provided car for his use of a make and model commensurate with his position with the Employer and subject to the terms of the car policy for the time being in force.

            e. The Executive shall receive a housing allowance of up to $2,500 per month.

      8.    Reimbursement of Business Expenses
            ----------------------------------

      The Employer shall reimburse the Executive in accordance with Employer's policies for all reasonable out-of-pocket costs incurred or paid by the Executive in connection with or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers, and/or such other supporting information as the Employer may reasonably request.

      9.    Non-Solicitation and Non-Competition
            ------------------------------------

            a. Except as provided in paragraph (f) below, the Executive agrees that while the Executive is employed pursuant to this Agreement and for a period of twelve (12) months following termination of the Executive's employment by the Employer for any reason (the "Non-Competition Period"), whether by action of the Executive or the Employer, the Executive will not, except as otherwise provided herein, engage or participate, directly or indirectly as principal, agent, executive, employer, employee, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business which is competitive with any business conducted by the Employer.

            b. For the purpose of this Agreement, a business shall be considered to be competitive with the business of the Employer if such business is engaged in providing outsourced marketing services or any other business in which the Employer is engaged at the time of termination of the Executive's employment.

            c. During the Non-Competition Period, the Executive will not, for his own benefit or for the benefit of any person or entity other than the Employer, (i) solicit, or assist any person or entity other than the Employer to solicit any officer, director, executive or employee of the Employer to leave his/her employment, (ii) hire or cause to be hired for the Executive's benefit any present or former officer, director, executive or employee of the Employer, or (iii) engage any present or former officer, director, executive or employee of the Employer as a partner, contractor, subcontractor, employee, consultant or other business associate of the Executive.

            d. During the Non-Competition Period, the Executive will not (i) solicit, or assist any person or entity other than the Employer to solicit, any person or entity that is a client of the Employer, or has been a client of the Employer during the twelve (12) months prior to the date of termination of the Executive's employment, to purchase outsourced marketing services or any other products or services the Employer provides to a client, or (ii) interfere with any of Employers' business relationships.

            e. The Executive acknowledges that (i) the markets served by the Employer are international in scope and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed, and (ii) the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the Employer.

            f. The provisions of this section shall apply as though references to 'any of its subsidiary companies' were substituted for references to 'the Employer'. The Executive's obligations pursuant hereto shall, with respect to each subsidiary company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favor of the Employer or any subsidiary company provided always that this subclause shall only apply to those subsidiaries and those businesses of such subsidiaries with which the Executive was involved to a material extent during the 12 months immediately preceding the termination of his employment.

            g. Nothing in this Agreement shall be deemed to prohibit the Executive from owning equity or debt investments in any corporation, partnership or other entity which is competitive with the Employer, provided that such Investments (i) are
                                     --------
                  passive investments and constitute one percent (1%) or less of the outstanding equity securities of such an entity the equity securities of which are traded on a national securities exchange or other public market and (ii) are approved by the Employer.

            h. The parties to this Agreement mutually agree that, in recognition of Employer's dependence on the Executive's experience to carry out its business plan and the Executive's senior and key position in the Employer, the restrictions detailed in Section 9 of this Agreement are necessary and appropriate to give effect to the intended relationships of the parties. The Executive agrees that because damages arising from violations of Section 9 of this Agreement are extremely difficult to quantify with certainty, injunctive relief will be necessary to effect the intent of such Section. Accordingly, the Executive hereby consents to the imposition of a preliminary or permanent injunction as a remedy to his breach of Section 9 of this Agreement.

      It is the desire and intent of the parties hereto that the restrictions set forth in Section 9 of this Agreement shall be enforced and adhered to in every particular, and in the event that any provision, clause or phrase shall be declared by a court of competent jurisdiction to be judicially unenforceable either in whole or in part -- whether the fault be in duration, geographic coverage or scope of activities precluded -- the parties agree that they will mutually petition the court to sever or limit the unenforceable provisions so as to retain and effectuate to the greatest extent legally permissible the intent of the parties as expressed in this Section 9 of this Agreement.

      10.   Confidential Information
            ------------------------

            a. The Executive shall not (for his own benefit or the benefit of any person or entity other than the Employer or any of its subsidiaries) use or disclose any of the Employer's trade secrets or other confidential information. The term "trade secrets or other confidential information" includes, by way of example, matters of a technical nature, "know-how", computer programs (including documentation of such programs), research projects, and matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, and other information of a similar nature to the extent not available to the public, and plans for future development. After termination of this Agreement, the Executive shall not use or disclose trade secrets or other confidential information unless such information becomes a part of the public domain other than through a breach of this Agreement or is disclosed to the Executive by a third party who is entitled to receive and disclose such information.

            b. Upon the effective date of notice of the Executive's or the Employer's election to terminate this Agreement, or at any time upon the request of the Employer, the Executive (or his heirs or personal representatives) shall deliver to the Employer all documents and materials containing either trade secrets and confidential information relating to the Employer's or any of its subsidiaries' business or privileged information, and all documents, materials and other property belonging to the Employer or any of its subsidiaries, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

            c. All discoveries and works made or conceived by the Executive during his employment by the Employer, jointly or with others, that relate to the Employer's activities shall be owned by the Employer. The terms "discoveries and works" include, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings, and works of authorship, including sales materials which relate to wall media products, sampling/comparing or services. The Executive shall promptly notify and make full disclosure to, and execute and deliver any documents requested by, the Employer to evidence or better assure title to such discoveries and works by the Employer, assist the Employer in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection and other protection of any and all such discoveries and works, and promptly execute, whether during his employment or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Employer and to protect its title thereto. Any discoveries and works which, within six (6) months after the termination of the Executive's employment by the Employer, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to work performed by the Executive while with the Employer shall, as between the Executive and the Employer, be presumed to have been made during the Executive's employment by the Employer.

      11.   Severance
            ---------

            a. The Executive is an employee "at will" and may be terminated by the Employer at any time with or without cause.

            b. Subject to the provisions of paragraph 11(e) below, if the Executive is terminated by the Employer without cause, then so long as the Executive remains in compliance with the remaining obligations contained in this Agreement, including paragraphs 9 and 10 hereof, the Executive shall continue to receive from the Employer payments of his Base Salary then in effect for a period of three months, minus such deductions as may be required by law or reasonably requested by the Executive. In addition, as additional compensation he shall receive an amount equivalent to his Base Salary then in effect for a period of the lesser of three months, or such time the Executive obtains new employment, minus such deductions as may be required by law or reasonably requested by the Executive and less any statutory awards made under any jurisdiction to the Executive arising out of the termination of his employment (the "Severance Payment"). In addition, regarding any vested portion of the Restricted Stock, Employer will allow the restriction to lapse on 50% of the vested portion.

            c. For the purposes of this Agreement, "cause" shall mean any of the following: (i) gross negligence or willful misconduct in the performance of the Executive's duties hereunder; (ii) conviction of any felony, or any misdemeanor involving dishonesty, fraud or moral turpitude; (iii) subject to the provisions of the Americans With Disabilities Act, physical or mental incapacity for a period of five (5) consecutive months (such period of incapacity shall be deemed to be continuously consecutive unless the Executive has returned to work on a full-time basis for eight (8) consecutive weeks); (iv) the occurrence of any wrongful and intentional act or omission by the Executive which has had or would reasonably be expected to have a material adverse impact on the business, properties, results of operations, condition (financial or otherwise) or prospects of the Employer or any of its subsidiaries; of (v) the failure of the Executive, for any reason, to devote his full time and efforts in a diligent manner to the performance of his duties and responsibilities hereunder.

            d. Notwithstanding the above provisions, in the event there is a "change in control" in Ventiv Health, Inc., then so long as the Executive remains in compliance with the remaining obligations contained in this Agreement, including paragraphs 9 and 10 hereof, the Executive shall continue to receive from the Employer payments of his Base Salary and Bonus then in effect for a period of twelve months, minus such deductions as may be required by law or reasonably requested by the Executive. The provisions of this paragraph 11(d) shall have no effect if, following such change in control, Employer agrees to assume the obligations contained in this Agreement and the Executive remains employed by Employer. For the purposes of this paragraph 11(d), a "change in control" is defined as a sale, transfer or other disposition of all or substantially all of the assets of Ventiv Health, Inc., or the consummation of a merger or consolidation of Ventiv Health, Inc. which results in the stockholders of Ventiv Health, Inc. immediately prior to such transaction owning, in aggregate, less than a majority of the surviving or resulting entity. In the event that the Executive receives payments pursuant to this paragraph 11(d), then the Executive shall not be entitled to any of the compensation set forth in the preceding paragraph 11(b).

            e. In order to be eligible to receive any Severance Payment pursuant to this paragraph 11, the Executive must sign, prior to receiving such Severance Payment, a complete release of all claims against Employer, in a format to be determined by Employer.

      12.   Enforcement
            -----------

      The Executive agrees that the Employer's remedies at law for any breach or threat of breach by him of the provisions of Sections 9 and 10 hereof will be inadequate, and that the Employer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of Sections 9 and 10 hereof and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which the Employer may be entitled at law or equity.

      13.   Attorney's Fees and Costs
            -------------------------

      The Executive agrees that in the event the Employer institutes any action to enforce and/or prosecute this agreement, the Employer shall be entitled to recover from the Executive its attorney's fees and costs related to instituting and maintaining such action.

      14.   Advance Notice of Prospective Employment
            ----------------------------------------

      The Executive agrees that following the termination of his employment, prior to accepting employment with, or agreeing to perform services for, any entity that competes with the Employer, he will notify the Employer in writing of the Executive's employment or retention that may potentially violate any provision of this Agreement.

      15.   Tax Liability
            -------------

      The Executive agrees that he shall be solely responsible for complying with the tax laws of any country in which he may perform his duties. The Executive agrees that he will, at his own expense, engage the services of a professional Accountant or tax adviser to advise him on his tax liabilities. The Executive further agrees that he will file US tax returns.

      16.   Miscellaneous Provisions
            ------------------------

            a.    Notices. All notices required or permitted under this
                  -------
                  Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, addressed to the other party at the address set forth in the Employer's records.

            b.    Pronouns. Whenever the context may require, any pronouns used
                  --------
                  in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

            c.    Entire Agreement. This Agreement constitutes the entire
                  ----------------
                  agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, but not limited to, all prior agreements and understandings relating to stock options or stock ownership in the Employer.

            d.    Amendment. This Agreement may be amended or modified only by a
                  ---------
                  written instrument executed by both the Employer and the Executive.

            e.    Governing Law. This Agreement shall be construed, interpreted
                  -------------
                  and enforced in accordance with the laws of the State of New York, without regard to its conflict of law principles and the parties to this Agreement submit to the exclusive jurisdiction of the Courts of the State of New York.

            f.    Successors and Assigns. This Agreement shall be binding upon
                  ----------------------
                  and inure to the benefit of both parties and their respective successors and assigns; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by him.

            g.    Waiver. No delays or omissions by the Employer or the
                  ------
                  Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Employer or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

            h.    Captions. The captions appearing in this Agreement are for the
                  --------
                  convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

            i.    Severability. In case any provision of this Agreement shall be
                  ------------
                  held by a court with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the Day and year first above written.

EMPLOYER                                        EXECUTIVE

VENTIV HEALTH, INC.

By: /s/ Eran Broshy     1/24/00                 /s/ Patrick Fourteau    1/24/00
   ----------------------------                 -------------------------------
   Eran Broshy          Date                    Patrick Fourteau        Date

[LOGO OF VENTIV HEALTH]

                                                         Eran Broshy
                                                         Chief Executive Officer

PRIVILEGED & CONFIDENTIAL
-------------------------
                                                        October 5, 2001

Mr. Patrick Fourteau
160 Prospect Avenue
Guilford, CT 06437

      Re: Amendment to Employment Agreement; Stay Bonus Agreement; and certain other matters.

Dear Patrick:

      This letter confirms our agreement and shall serve to amend (i) the Employment Agreement between you (you or the "Executive") and Ventiv Health, Inc. (the "Company" or "Ventiv" or the "Employer") dated January 24, 2000 (the "Employment Agreement") and (ii) the Stay Bonus Agreement between you and Ventiv dated April 27, 2001 (the "Stay Bonus Agreement"), in accordance with the terms and conditions set forth below, as well as to address certain other matters as set forth below.

      Employment Agreement:
      --------------------

      Section 1 ("Title; Duties"). Effective October 5, 2001 (the "Amendment Date"), the third sentence of Section 1 shall be amended to read in its entirety as follows:

            "The Executive shall serve as President Ventiv Health U.S. Sales and Europe during the term of his employment wider this Agreement."

      Section 3 ("Base Salary") and Section 4 ("Bonus"). In the event that the Executive's net aggregate personal income tax liability payable to all applicable taxing authorities with respect to the amounts paid to the Executive pursuant to Sections 3 and 4 following the Amendment Date shall increase (all else being equal) as a result of the Executive's added responsibilities in the United States, Ventiv shall pay to the Executive a gross up of such tax liability in the year the expense is incurred. Additional gross compensation in such an amount so as to offset such additional tax liability up to a maximum value of S50,000 per year.

      Section 6(a) ("Stock Options"). In addition to the grant of options currently described in Section 6(a), Ventiv shall grant to the Executive 30,000 additional stock options, contingent upon and subject to the terms and conditions contained in such Section. Notwithstanding the foregoing, with respect to this grant, reference to the "execution [date] of this Agreement" contained shall be deleted and replaced with "the Amendment Date."

      Section 6(c) ("Accelerated Vesting Upon a Change in Control"). A new
Section 6(c) shall be added to the Employment Agreement and shall read in its entirety as follows:

            "In the event that the Executive's employment is terminated by Ventiv other than for Cause (as such term is defined in Section 12(c) of this Employment Agreement) within 60 days immediately prior to a Change in Control (as such term is defined in Section 12(d) of this Employment Agreement) or following any Change in Control, should there not be a comparable role offered to the Executive resulting from the Change of Control, then fifty (50) percent of the remaining unvested options and restricted stock then held by the Executive shall vest immediately. The Executive may exercise his rights with respect to such options and stock in accordance with the terms and conditions of Ventiv's stock option plan and the applicable agreement pursuant to which the same were granted."

      Stay Bonus Agreement:
      --------------------

      Section 1(a) ("Stay Bonus Payment") shall be amended to read in its entirety as follows:

            "If there is a Change in Control (as defined below) following the date of this Agreement, and you are employed by Ventiv upon the Change in Control or your employment is terminated by Ventiv other than for Cause (as defined herein) within 60 days immediately prior to the Change in Control, Ventiv will pay you a stay bonus of up to 52 weeks of your then current annual base salary (the "Stay Bonus"), subject to the terms set forth in paragraphs 2 and 3 below.

Section 2(c) ("Payment of Stay Bonus") shall be amended to read in its entirety as follows:

            "For purposes of this Agreement, "Good Reason" shall mean (i) a material reduction in your then current base salary, or (ii) failure of Ventiv or one of its affiliates or assigns to comply with the provisions of this Agreement; provided, however, that you give the
                                          --------  -------
            Company at least fifteen (15) days advance written notice and the Company shall have at least thirty (30) days to cure the grounds which you believe resulted in such reduction or failure."

      Section 5 ("Term of Agreement") shall be amended to read in its entirety as follows:

            "This Agreement shall remain in effect following the date hereof until the first to occur of any one or more of the following situations: (i) Ventiv terminates your employment for Cause; or (ii) you voluntarily resign or otherwise cause your employment with Ventiv to terminate. If there is not a Change in Control prior to the expiration of such period, this Agreement shall be null and void, and you shall have no rights to any payments hereunder."

      Section 7(e) ("Fringe Benefits - Housing Allowance") shall be deleted in its entirety.

      Miscellaneous:
      -------------

      Ventiv agrees to reimburse you for reasonable out-of-pocket expenses, not to exceed $5,000.00, incurred by you to obtain professional tax advisory services in connection with the matters referenced herein. In that regard, Ventiv shall promptly reimburse you for such expenses, plus an appropriate tax gross up, upon your submission of invoices and other proper documentation detailing same.

      If the foregoing is satisfactory, please so indicate by signing and returning to Ventiv the enclosed copy of this Letter Agreement whereupon this will constitute the agreement of the parties on with respect to the subject matter referenced herein.

                                           Very truly yours,

                                           VENTIV HEALTH, INC.

                                           By: /s/ Eran Broshy
                                               ---------------------------
                                               Eran Broshy
                                               Chief Executive Officer

Accepted:

/s/ Patrick Fourteau
--------------------
Patrick Fourteau